Exhibit 24

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Nancy A. DiAngelo and Scott M. Horvitz, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any Form 3, Form 4, Form 5, Schedule 13G or Schedule 13D relating to beneficial ownership and changes in beneficial ownership of equity securities of Robcor Properties, Inc. or Redpoint Bio Corporation (collectively referred to herein as the “Company”), and any amendment thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and submit copies thereof to any securities exchange or automated quotation system and to the Company, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.  This power-of-attorney shall expire at such time as the undersigned ceases to be subject to filing requirements under Section 13(d), 13(g), or 16(a) under the Securities Exchange Act of 1934, as amended, with respect to the Company.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 12th day of March, 2007.

/s/ Robert Chefitz
Name: Robert Chefitz